UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12

Live Ventures Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

EXPLANATORY NOTE

The following information amends the definitive proxy statement (the “Proxy Statement”) of Live Ventures Incorporated for the 2024 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on May 23, 2024. This amendment (the “Amendment”) is filed solely to correct an error contained in the Proxy Statement. The section of the Proxy Statement titled “Security Ownership of Certain Beneficial Owners and Management” is amended and restated in full as follows:

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company’s common stock as of May 10, 2024, the record date, for:

•each of our named executive officers;

•each of our current directors and director nominees;

•all of our current executive officers, current directors, and director nominees as a group; and

•each person known to us to be the beneficial owner of more than 5% of the Company’s common stock.

The business address of each beneficial owner listed in the table, unless otherwise noted, is c/o Live Ventures Incorporated, 325 E. Warm Springs Road, Suite 102, Las Vegas, Nevada 89119.

We deem shares of the Company’s common stock that may be acquired by an individual or group within 60 days of May 10, 2024, pursuant to the exercise of options or warrants or conversion of convertible securities, to be outstanding for the purpose of computing the percentage ownership of such individual or group, but these shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group shown in the table. Percentage of ownership is based on 3,144,028 shares of common stock issued and outstanding on May 10, 2024. The information as to beneficial ownership was either (i) furnished to us by or on behalf of the persons named or (ii) determined based on a review of the beneficial owners’ Schedules 13D/G and Section 16 filings with respect to the Company’s common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Named Executive Officers and Directors:
Jon Isaac, Director, President and Chief Executive Officer (1)	1,543,687	49.1%
Eric Althofer, Former Chief Operating Officer (2)(3)	35,000	1.1%
Thomas Sedlak, Chief Executive Officer of Precision Industries, Inc.	—	—%
Tony Isaac, Director	30,000	1.0%
Richard D. Butler, Jr., Director	15,487	*
Dennis (De) Gao, Director	7,493	*
Tyler Sickmeyer, Director	—	—%
All Executive Officers and Directors as a group (11 persons)	1,643,333	52.3%
Other 5% Stockholders:
Isaac Capital Group, LLC (4) 505 E. Windmill Ln, Suite 1C-295, Las Vegas, NV 89123	1,299,510	41.3%
Kingston Diversified Holdings, LLC (5), 505 E. Windmill Ln, Suite 1C-231, Las Vegas, NV 89123	582,817	18.5%

___________

*    Represents less than 1% of issued and outstanding common stock.

(1)    Jon Isaac owns 219,177 shares of common stock of the Company. Isaac Capital Group, LLC, of which Jon Isaac is the sole member, owns 1,299,510 shares of common stock of the Company. Jon Isaac holds options to purchase up to 25,000 shares of the Company’s common stock at an exercise price of $10.00 per share, all of which options are currently exercisable.

(2)    Eric Althofer holds options to purchase 17,500 shares of common stock at an exercise price of $40.00 per share, and options to purchase 17,500 shares of common stock at an exercise price of $35.00 per share. These options are currently exercisable within 60 days of May 10, 2024.

(3)    Mr. Althofer resigned as the Chief Operating Officer of the Company effective as of May 3, 2024.

(4)    Isaac Capital Group, LLC, of which Jon Isaac is the sole member, owns 1,299,510 shares of common stock of the Company over which Jon Isaac has sole voting power and sole dispositive power. Mr. Isaac owns an additional 219,177 shares of common stock of the Company in his name and holds options to purchase up to 25,000 shares of common stock of the Company at an exercise price of $10.00 per share, all of which options are currently exercisable.

(5)    Kingston Diversified Holdings, LLC, of which Juan Yunis is the sole member, owns 582,817 shares of common stock of the Company, over which Juan Yunis has sole voting power and sole dispositive power.

Except as specifically amended by the information provided herein, all information set forth in the Proxy Statement remains unchanged. From and after the date of this Amendment, all references to the “Proxy Statement” are to the Proxy Statement as amended hereby. The Proxy Statement contains important information, and this Amendment should be read in conjunction with the Proxy Statement.